Exhibit 10.4

Dogwood Forest at Acworth

Acworth, Georgia

CONSTRUCTION GUARANTY

THIS CONSTRUCTION GUARANTY (this “Construction Guaranty”) dated the 18th day of December, 2012, is entered into by SOLOMON HOLDINGS IV–DOGWOOD ACWORTH, LLC, a Georgia limited liability company (the “Guarantor”) to and in favor of CHT ACWORTH GA OWNER, LLC, a Delaware limited liability company (“CHT”), in order to induce CHT to fund certain construction projects more particularly described in that certain Development Agreement between CHT and Guarantor (the “Development Agreement”).

Accordingly, the Guarantor agrees as follows:

1. All capitalized terms used herein, unless specifically defined herein, shall have the meaning given such terms as defined terms under the provisions of the Development Agreement.

2. Guarantor hereby unconditionally and absolutely guarantees to CHT that it will fund any amounts necessary for construction of the Project in excess of the project budget (including, but not limited to, additional financing costs incurred as a result of any extended construction period), a copy of which is attached hereto as Exhibit “A” and by this reference made a part hereof (the “Project Budget)”, excluding any costs that are a result of Owner Change Orders, which shall be paid in accordance with the provisions of Section 14 of the Development Agreement.

3. In the event the Project is not substantially completed in accordance with the Substantial Completion Date, then Guarantor hereby unconditionally and absolutely guarantees to indemnify Owner for liquidated damages that are a result of substantial completion not occurring on or before the Substantial Completion Date in the amount, for each day after the Substantial Completion Date that substantial completion occurs, of the daily interest then due under the Construction Loan plus a reasonably-determined allocation of lost or delayed daily revenues resulting from such delay, as the sole remedy therefore.

4. Guarantor hereby unconditionally and absolutely guarantees to reimburse CHT for any loss, cost or expense incurred by CHT as a result of the breach of any, representation, warranty, or covenant made or obligation to be performed by Guarantor under the Development Agreement.

5. Guarantor hereby waives notice of acceptance hereof and any and all other notices which by law are required to be given to any Guarantor expressly hereby waives any legal obligation, duty or necessity for CHT to proceed first against or exhaust any remedy CHT may have against any other party before proceeding under and having a right of action against Guarantor.

6. Delay, neglect or failure on the part of CHT in enforcing any of the terms, covenants, conditions or provisions hereof shall not in any way affect, impair or discharge Guarantor’s unconditional liability to CHT hereunder.

7. This Guaranty shall continue until completion of the Project and all costs incurred in the completion thereof have been fully paid and Guarantor has fully discharged all of its obligations hereunder.

8. Should Guarantor default hereunder and as a result, the CHT engages counsel to enforce this Guaranty, the Guarantor shall pay all reasonable attorneys’ fees and all court costs incurred by the Company to enforce this Guaranty

9. This Guaranty shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the heirs, legal representatives, successors and assigns of CHT.

10. This Guaranty shall be construed under and in accordance with the laws of the State of Georgia, all obligations of the parties hereunder are performable in Orange County, Florida.

EXECUTED and effective the 18th day of December, 2012.

GUARANTOR:

SOLOMON HOLDINGS IV–DOGWOOD ACWORTH, LLC, a Georgia limited liability company

By:	/s/ Alfred S. Holbrook
Name:	Alfred S. Holbrook, III
Title:	Co-Manager

By:	/s/ Daniel T. Needle
Name:	Daniel T. Needle
Title:	Co-Manager

Exhibit “A”

PROJECT BUDGET

[Intentionally Omitted]

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